Exhibit 2.1

MOVIEPASS INC.

SECURITIES PURCHASE AGREEMENT

August 15, 2017

Page

1.	Purchase and Sale of MoviePass Securities.		1
	1.1	Sale and Issuance of Common Stock to Helios	1
	1.2	Closing; Delivery	3
	1.3	Use of Proceeds	3
	1.4	Defined Terms Used in this Agreement	3

2.	Representations and Warranties of MoviePass		5
	2.1	Organization, Good Standing, Corporate Power and Qualification	6
	2.2	Capitalization.	6
	2.3	Subsidiaries	8
	2.4	Authorization	8
	2.5	Valid Issuance of Securities	8
	2.6	Governmental Consents and Filings	9
	2.7	Litigation	9
	2.8	Intellectual Property	9
	2.9	Compliance with Other Instruments	10
	2.10	Agreements; Actions	10
	2.11	Certain Transactions	10
	2.12	Rights of Registration and Voting Rights	11
	2.13	Property	11
	2.14	Financial Statements	11
	2.15	Changes	12
	2.16	Employee Matters	13
	2.17	Tax Returns and Payments.	14
	2.18	Insurance	14
	2.19	Employee Agreements	14
	2.20	Permits	15
	2.21	Corporate Documents	15
	2.22	83(b) Elections	15
	2.23	Real Property Holding Corporation	15
	2.24	Environmental and Safety Laws	15
	2.25	Foreign Corrupt Practices Act	16
	2.26	Data Privacy	16
	2.27	Purchase Entirely for Own Account	16
	2.28	Disclosure of Information	16
	2.29	Restricted Securities	17
	2.30	No Public Market	17
	2.31	Legends	17
	2.32	Sophisticated Investor	17
	2.33	No General Solicitation	17
	2.34	Exculpation	18
	2.35	Residence	18

3.	Representations and Warranties of Helios		18
	3.1	Organization, Good Standing, Corporate Power and Qualification	18
	3.2	Authorization	18
	3.3	Capitalization	19

i

(continued)

Page

	3.4	Subsidiaries	19
	3.5	Valid Issuance of Securities	19
	3.6	Governmental Consents and Filings	20
	3.7	Litigation	20
	3.8	Intellectual Property	20
	3.9	Compliance with Other Instruments	21
	3.10	Public Reports; Financial Statements	21
	3.11	Changes	22
	3.12	Tax Returns and Payments	22
	3.13	Permits	23
	3.14	Sarbanes-Oxley; Internal Accounting Controls	23
	3.15	Investment Company	23
	3.16	Foreign Corrupt Practices Act	23
	3.17	Purchase Entirely for Own Account	24
	3.18	Disclosure of Information	24
	3.19	Restricted Securities	24
	3.20	No Public Market	24
	3.21	Legends	24
	3.22	Sophisticated Investor	25
	3.23	No General Solicitation	25
	3.24	Exculpation	25
	3.25	Residence	25

4.	Covenants; Other Agreements		25
	4.1	MoviePass Employment Agreements	25
	4.2	Dilutive Issuances	25
	4.3	Listing of Helios Shares	26
	4.4	Helios Offering	26
	4.5	Helios Employment Agreements	26
	4.6	Appointment of Director	26
	4.7	Publicity	26
	4.8	Confidentiality	26
	4.9	Commercially Reasonable Efforts	26
	4.10	Proxy Statement	27

5.	Conditions to Helios’ Obligations at Closing		28
	5.1	Representations and Warranties	28
	5.2	Performance	28
	5.3	Compliance Certificate	28
	5.4	Qualifications	28
	5.5	Opinion of MoviePass Counsel	28
	5.6	Board of Directors	28
	5.7	Indemnification Agreement	28
	5.8	Investors’ Rights Agreement	28
	5.9	Voting Agreement	28
	5.10	Restated Certificate	28
	5.11	Secretary’s Certificate	29
	5.12	Preemptive Rights	29
	5.13	Exchange of Preferred Stock and Convertible Notes	29

(continued)

Page

	5.14	Debt Repayment	29
	5.15	MoviePass Audited Financial Statements	29
	5.16	Approval of the Stockholders of Helios	29
	5.17	Approval of Hudson Bay Master Fund Ltd	29
	5.18	Listing of Additional Shares (Helios Shares)	29
	5.19	No Material Adverse Effect	29
	5.20	Completion of $10 Million Offering	29
	5.21	Lock-Up Agreements	29
	5.22	Voting Proxy	30
	5.23	MoviePass Stockholder Approval	30

6.	Conditions of MoviePass’ Obligations at Closing		30
	6.1	Representations and Warranties	30
	6.2	Performance	30
	6.3	Compliance Certificate	30
	6.4	Qualifications	30
	6.5	Investors’ Rights Agreement	30
	6.6	Voting Agreement	30
	6.7	Restated Certificate	30
	6.8	Secretary’s Certificate	30
	6.9	No Material Adverse Effect	31
	6.10	Lock-Up Agreements	31
	6.11	Purchase of Kelly Note and Conversion of Kelly Note Following Closing	31
	6.12	Approval of the Stockholders of MoviePass	31
	6.13	Appointment of Mitch Lowe as Director	31
	6.14	Registration Rights	31
	6.15	Approval of the Stockholders of Helios	31
	6.16	Listing of Additional Shares (Helios Shares)	31
	6.17	Completion of $10 Million Offering	31
	6.18	Voting Proxy	31
	6.19	Opinion of Helios Counsel	31

7.	Other Agreements; Miscellaneous.		32
	7.1	Survival of Warranties; Damages Under this Agreement	32
	7.2	Successors and Assigns; Third Party Beneficiaries	32
	7.3	Governing Law	32
	7.4	Counterparts	32
	7.5	Titles and Subtitles; Interpretation	32
	7.6	Notices	33
	7.7	No Finder’s Fees	33
	7.8	Specific Performance	33
	7.9	Fees and Expenses	33
	7.10	Attorneys’ Fees	33
	7.11	Amendments and Waivers	34
	7.12	Severability	34
	7.13	Delays or Omissions	34
	7.14	Entire Agreement	34
	7.15	Governing Law; Dispute Resolution	34
	7.16	WAIVER OF JURY TRIAL	35
	7.17	No Commitment for Additional Financing	35
	7.18	Termination	36

Exhibits

Exhibit A	Form of RESTATED CERTIFICATE

EXHIBIT B-1	form of amended NOTE purchase agreement

Exhibit B-2	Form of moviepass Note

Exhibit C	Form of Helios Note

Exhibit D	Disclosure Schedule

EXHIBIT E	Form of indemnification agreement

Exhibit f	Form of Investors’ Rights Agreement

Exhibit g	Form of Voting Agreement

Exhibit h-1	FORM OF TRANSACTION VOTING AND SUPPORT AGREEMENT

Exhibit h-2	FORM OF helios TRANSACTION VOTING AND SUPPORT AGREEMENT

Exhibit I	HELIOS Disclosure Schedule

EXHIBIT J-1	foRM OF lOCK-UP AGREEMENT

EXHIBIT J-2	foRM OF HELIOS lOCK-UP AGREEMENT

EXHIBIT K-1	FORM OF VOTING PROXY IN FAVOR OF HELIOS CEO

EXHIBIT K-2	FORM OF VOTING PROXY IN FAVOR OF MOVIEPASS CEO

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of the 15th day of August, 2017 by and between MoviePass Inc., a Delaware corporation (“MoviePass”), and Helios and Matheson Analytics Inc., a Delaware corporation (“Helios”).

The parties hereby agree as follows:

1.            Purchase and Sale of MoviePass Securities.

1.1          Sale and Issuance of Common Stock to Helios.

(a)          MoviePass shall adopt and file with the Secretary of State of the State of Delaware at or before the Closing (as defined below) the Amended and Restated Certificate of Incorporation in the form of Exhibit A attached to this Agreement (the “Restated Certificate”).

(b)          Subject to the terms and conditions of this Agreement, Helios agrees to purchase at the Closing and MoviePass agrees to sell and issue to Helios at the Closing, such number of shares of MoviePass common stock, $0.0001 par value per share (the “Common Stock”), equal to fifty one percent (51%) of the then outstanding shares of Common Stock of MoviePass (on a fully-diluted basis, giving effect to the payment or conversion of any notes that convert into MoviePass capital stock that are outstanding immediately prior to the Closing, but excluding any outstanding options to purchase shares of Common Stock and warrants to purchase shares of MoviePass’s capital stock and the shares of Common Stock issuable upon conversion of the Kelly Note (as defined below)) for an aggregate purchase price of up to $27,000,000 (the “Maximum Purchase Price”), payable as provided in Subsection 1.1(c) below.  The shares of Common Stock issued to Helios pursuant to this Agreement (excluding, for the avoidance of doubt the Kelly Conversion Shares (as defined below)) shall be referred to in this Agreement as the “Shares.”  MoviePass further agrees that upon conversion of the Kelly Note by Helios in connection with the Closing, it will issue the shares of Common Stock issuable under the Kelly Note; provided, that in the event that the number of shares of Common Stock to be issued thereunder is less than two percent (2%) of the then outstanding shares of Common Stock of MoviePass (on a fully-diluted basis, giving effect to the payment or conversion of any notes that convert into MoviePass capital stock that are outstanding immediately prior to the Closing, but excluding any outstanding options to purchase shares of Common Stock and warrants to purchase shares of MoviePass’s capital stock and the shares of Common Stock issuable upon conversion of the Kelly Note), MoviePass hereby agrees that the Kelly Note will be convertible into such number of shares of Common Stock to provide Helios with the foregoing two percent (2%) interest under the Kelly Note (the shares of Common Stock to be issued under the Kelly Note, the “Kelly Conversion Shares”).

(c)           The Maximum Purchase Price shall consist of:

(i)     3,333,334 unregistered shares of Helios Common Stock (as defined below), based on an agreed upon value of $3.00 per share, for a total agreed upon value of approximately $10,000,000 (the “Helios Closing Shares”), to be issued by Helios to MoviePass in book-entry (uncertificated) form at the Closing; provided, however, that 666,667 of the Helios Closing Shares shall be subject to forfeiture by MoviePass if MoviePass fails to achieve either of the following two milestones within the specified time frame: (A) within one year after the Closing, subscribers to MoviePass’ MoviePass product shall have exceeded on at least one (1) day 100,000 subscribers (such number of subscribers to be determined based upon the number of registered accounts on the MoviePass server that have contracted with MoviePass (through a 3rd party or otherwise) to use the MoviePass product not including any account that has notified MoviePass that it desires to cancel its use of the MoviePass product), and (B) the Common Stock shall have been listed on The Nasdaq Stock Market (“Nasdaq”) or New York Stock Exchange (“NYSE”) by January 31, 2018 (unless such failure to be listed is remedied within sixty (60) calendar days thereafter) (the foregoing agreed upon value per share and share numbers are subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting the Helios Common Stock);

(ii)     up to $17,000,000, payable as follows:

(A)     $4,950,000 in cash to be paid upon receipt of the MoviePass Stockholder Approval (as defined in Subsection 5.25 hereof), in the form of a loan in the principal amount of $5,000,000 (such principal amount inclusive of the Expense Payment (as defined below)) to be made by Helios to MoviePass in accordance with a Second and Amended and Restated Subordinated Convertible Note Purchase Agreement, substantially in the form of Exhibit B-1 attached to this Agreement (the “Amended Note Purchase Agreement”) whereby, in exchange for such payment, Helios will receive a subordinated convertible promissory note of MoviePass in the principal amount of $5,000,000, substantially in the form of Exhibit B-2 attached to this Agreement (the “MoviePass Note” and together with the Shares and any shares of capital stock of MoviePass issuable upon conversion of the MoviePass Note, the “MoviePass Securities”). MoviePass shall deliver the MoviePass Note to Helios upon receipt in full of the Initial Cash Payment (as hereinafter defined) and at Closing shall be deemed satisfied in full by its terms pursuant to the issuance of the Shares (it being understood that if this Agreement is terminated prior to Closing, such MoviePass Note shall remain outstanding in accordance with its terms). The parties hereby acknowledge that prior to execution of this Agreement, Helios paid to MoviePass $50,000 in cash (the “Expense Payment”) for legal and audit expenses (such cash payments, collectively, the “Initial Cash Payment”);

(B)     a promissory note in the principal amount of $10,000,000, in the form of Exhibit C attached to this Agreement, to be delivered by Helios to MoviePass at the Closing (the “Helios Note”); and

(C)     if, and only if, MoviePass’ MoviePass product shall have exceeded on at least one (1) day 150,000 subscribers within 15 months after the Closing (such number of subscribers to be calculated in the same manner as calculated in Subsection 1.1(c)(i)), then, in addition to the Helios Closing Shares, Helios shall issue to MoviePass 666,667 additional unregistered shares of Helios Common Stock based on an agreed upon value of $3.00 per share, for a total agreed upon value of $2,000,000 (the “Helios Milestone Shares” and together with the Helios Closing Shares, the “Helios Shares”) (the foregoing agreed upon value per share and number of shares are subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting the Helios Common Stock). The Helios Milestone Shares shall be issued within five (5) business days following the date on which MoviePass provides notice to Helios in accordance with Subsection 1.1(d) of its achievement of the conditions in Subsection 1.1(c)(ii)(C).

(d)     MoviePass shall notify Helios promptly of the achievement of or failure to achieve each of the events identified as a milestone in Subsection 1.1(c)(i) or Subsection 1.1(c)(ii)(C). With respect to a milestone related to the number of subscribers of MoviePass’ MoviePass product, MoviePass shall provide Helios with a certificate duly executed by the Chief Executive Officer and Chief Financial Officer of MoviePass, certifying that such milestone has or has not been achieved (as applicable), together with evidence of the same reasonably acceptable to Helios (it being agreed upon that evidence depicting the number of registered accounts on MoviePass’ server, together with copies of all written notices from registered accounts that have notified MoviePass of their desire to cancel use of the MoviePass Product, shall be satisfactory). Any dispute under this Subsection 1.1(d) regarding whether or not such a milestone has been achieved shall be subject to resolution in accordance with Subsection 7.15(b) and 7.16.

1.2          Closing; Delivery.

(a)     The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 10:00 a.m. Pacific Time, on the third business day following the date when all of the conditions to closing set forth in Sections 5 and 6 hereof are satisfied in full or otherwise waived in writing by the party or parties to be charged, or at such other time and place as MoviePass and Helios mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b)     At the Closing, MoviePass shall deliver to Helios a certificate representing the Shares against receipt by MoviePass of the Helios Closing Shares, the Initial Cash Payment (which shall have been delivered as of the date of this Agreement) and the Helios Note.

1.3         Use of Proceeds. In accordance with the directions of MoviePass’ Board of Directors, as it shall be constituted in accordance with Subsection 5.6 hereof and the Voting Agreement, MoviePass will use the proceeds from the sale of the Shares for product development and other general corporate purposes.

1.4          Defined Terms Used in this Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)     “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b)     “Code” means the Internal Revenue Code of 1986, as amended.

(c)     “Common Stock Equivalents” means any securities of MoviePass or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(d)     “Helios Common Stock” means the common stock, par value $0.01 per share, of Helios.

(e)     “Helios Common Stock Equivalents” means any securities of Helios or its subsidiaries which would entitle the holder thereof to acquire at any time Helios Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Helios Common Stock.

(f)     “Helios Company” means any of Helios and its subsidiaries.

(g)     “Helios Covered Person” means, with respect to Helios as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(h)     “Helios Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to any Helios Company in the conduct of the Helios Companies’ businesses as now conducted.

(i)     “Helios Key Employee” means Theodore Farnsworth (Chief Executive Officer) and Stuart Benson (Chief Financial Officer).

(j)     “Helios Securities” means the Helios Note and Helios Shares.

(k)     “Indemnification Agreement” means the agreement between MoviePass and each of the directors of MoviePass following the Closing.

(l)     “Investors’ Rights Agreement” means the agreement among MoviePass, Helios and certain other stockholders of MoviePass dated as of the date of the Closing, in the form of Exhibit F attached to this Agreement.

(m)     “Key Employee” means any executive-level employee (including division director and vice president-level positions) of MoviePass as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any material MoviePass Intellectual Property.

(n)     “Knowledge” or “knowledge” with respect to MoviePass, including the phrase “to MoviePass’ knowledge,” shall mean the actual knowledge of the following officers or directors: Mitch Lowe, Sanjay Puri and Stacey Spikes. “Knowledge” with respect to Helios, including the phrase “to Helios’ knowledge,” shall mean the actual knowledge of the following officers: Theodore Farnsworth and Stuart Benson.

(o)     “Material Adverse Effect” means, with respect to the applicable party, any changes, events, circumstances or developments which have, or would reasonably be expected to have, a material adverse effect on (x) the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of such party and its subsidiaries, taken as a whole, or (y) the ability of such party to consummate the transactions contemplated by this Agreement or the other Transaction Agreements to which such party is a party or to perform its obligations hereunder or thereunder; provided, however, that none of the following shall constitute a “Material Adverse Effect” for purposes of clause (x): (i) general changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region in which such party does business; (ii) changes, conditions or effects that generally affect the industries in which such party principally operates; (iii) changes in law, statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or other provision having the force or effect of law enacted, issued, promulgated, enforced or ordered by a governmental authority or GAAP or the interpretation thereof; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) changes that are the result of the announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on the relationships (contractual or otherwise) of the parties with customers, suppliers, licensors or employees; (vi) any failure in and of itself by such party to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) changes that result from any action taken by or on behalf of one of the parties pursuant to this Agreement or at the written request or with the written consent of the other party; and (viii) any change in the market price or trading volume of the Helios Common Stock; provided, further, that any change, event, circumstance or development referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, event, circumstance or development has a disproportionate effect on such party as compared to other participants of similar size and scope of such party in the industries and geographic areas in which such party primarily conducts its business.

(p)     “MoviePass Covered Person” means, with respect to MoviePass as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(q)     “MoviePass Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to MoviePass in the conduct of MoviePass’ business as now conducted.

(r)     “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(s)     “Representative” means, as to any party, any of such party’s Affiliates and any director, officer, employee, consultant, advisor, agent or other representative of such party or its Affiliate.

(t)      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(u)     “Shares” means the shares of Common Stock issued by MoviePass to Helios at the Closing.

(v)     “Transaction Agreements” means this Agreement and each of the agreements attached as exhibits hereto, including without limitation, the Investors’ Rights Agreement, the Indemnification Agreement, the Voting Agreement, the Transaction Voting and Support Agreements, the Helios Transaction Voting and Support Agreements, and any other agreement or instrument entered into or executed in connection with this Agreement or any of the foregoing.

(w)     “Voting Agreement” means the agreement among MoviePass, Helios and certain other stockholders of MoviePass, dated as of the date of the Closing, in the form of Exhibit G attached to this Agreement.

2.         Representations and Warranties of MoviePass. MoviePass hereby represents and warrants to Helios that, except as set forth on the Disclosure Schedule attached as Exhibit D to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1         Organization, Good Standing, Corporate Power and Qualification. MoviePass is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted. MoviePass is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on MoviePass.

2.2          Capitalization.

(a)           As of the date hereof, the authorized and outstanding capital of MoviePass consists of the following:

(i)     103,000,000 shares of Common Stock of which 12,930,569 are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. MoviePass holds no Common Stock in its treasury.

(ii)     41,753,367 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”), of which (A) 4,510,741 shares have been designated Series Seed Preferred Stock, all of which are issued and outstanding, (B) 486,666 shares have been designated as Series Seed-1 Preferred Stock, all of which are issued and outstanding, (C) 7,632,239 shares have been designated as Series A Preferred Stock, of which 4,986,736 shares are issued and outstanding, and (D) 29,123,721 shares have been designated as Series A-1 Preferred Stock, of which 11,489,356 shares are issued and outstanding. The rights, privileges and preferences of the Preferred Stock are as stated in MoviePass’ amended and restated certificate of incorporation, as amended to date (the “Current Certificate”), and as provided by the General Corporation Law of the State of Delaware (the “DGCL”). MoviePass holds no Preferred Stock in its treasury.

(iii)     46,200,097 shares of Common Stock reserved for issuance to officers, directors, employees and consultants of MoviePass pursuant to its 2011 Equity Incentive Plan duly adopted by the Board of Directors and approved by MoviePass stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, 285,067 shares have been issued pursuant to restricted stock purchase agreements or option exercises, options to purchase 21,887,358 shares have been granted and are currently outstanding, and 24,027,672 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. MoviePass has furnished to Helios complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(iv)     The warrants described on Subsection 2.2(a)(iv) of the Disclosure Schedule.

(v)     The convertible promissory notes described on Subsection 2(a)(v) of the Disclosure Schedule.

(b)          Effective as of the Closing, the authorized and outstanding capital of MoviePass will consist of the following:

(i)     380,000,000 shares of Common Stock, of which 154,931,774 shares will be issued and outstanding (assuming that none of the outstanding options described in Subsection 2.2(b)(iii) or warrants described in Subsection 2.2(b)(iv) are exercised). All of the outstanding shares of Common Stock, when issued, will be duly authorized, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws. The rights, privileges and preferences of the Common Stock will be as stated in the Restated Certificate and as provided by the DGCL. MoviePass will hold no Common Stock in its treasury as of the Closing.

(ii)     20,000,000 shares of Preferred Stock, none of which will be designated or issued and outstanding as of the Closing. MoviePass will hold no Preferred Stock in its treasury as of the Closing.

(iii)     46,200,097 shares of Common Stock will be reserved for issuance to officers, directors, employees and consultants of MoviePass pursuant to the Stock Plan. Of such reserved shares of Common Stock, as of the Closing, 285,067 shares will have been issued pursuant to restricted stock purchase agreements or option exercises and options to purchase 21,887,358 shares will have been granted and will be outstanding, and all remaining shares of Common Stock reserved for issuance pursuant to the Stock Plan will remain available for issuance thereunder.

(iv)     The warrants described on Subsection 2.2(a)(iv) of the Disclosure Schedule.

(v)     3,097,413 shares of Common Stock issuable upon conversion of the Kelly Note.

(c)          Subsection 2.2(c) of the Disclosure Schedule sets forth, as of the date hereof, the pro forma fully diluted capitalization of MoviePass immediately following the Closing, including, without limitation, the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock issued pursuant to (or issued in exchange for Common Stock issued pursuant to) the Stock Plan, and the vesting schedule and repurchase price thereof; (ii) shares of Common Stock reserved for future award grants under the Stock Plan; and (iii) shares of Common Stock reserved for future issuance upon exercise of outstanding options, warrants and the Kelly Note. Except for (A) the rights provided in Section 5 of the MoviePass Amended and Restated Investors’ Rights Agreement, dated as of June 24, 2014, as amended to date (the “Existing Investors’ Rights Agreement”), and (B) the securities and rights described in Subsection 2.2(a) of this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from MoviePass any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock. MoviePass has a right of first refusal over transfers of all outstanding shares of Common Stock until the termination of the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated June 24, 2014, by and among MoviePass and the parties signatory thereto.

(d)         None of MoviePass’ stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Stock Plan is not assumed in an acquisition. MoviePass has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. MoviePass has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e)     409A. MoviePass believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which MoviePass makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of MoviePass, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(f)     MoviePass has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

2.3         Subsidiaries. MoviePass does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. MoviePass is not a participant in any joint venture, partnership or similar arrangement.

2.4         Authorization. MoviePass has all requisite corporate power and corporate authority to enter into and deliver this Agreement, to perform its obligations under the Transaction Agreements and, subject to approval of the transactions contemplated by the Transaction Agreements by the requisite stockholders of MoviePass, to consummate the transactions contemplated by the Transaction Agreements. All action on the part of the officers of MoviePass necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of MoviePass under the Transaction Agreements to be performed as of or prior to the Closing, and the issuance and delivery of the MoviePass Securities has been taken or will be taken prior to Closing. The Transaction Agreements, when executed and delivered by MoviePass, shall constitute valid and legally binding obligations of MoviePass, enforceable against MoviePass in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement and the Indemnification Agreement may be limited by applicable federal or state securities laws. On or prior to the date hereof, those securities holders of MoviePass identified on Subsection 2.4 of the Disclosure Schedule (such holders holding the majority of the Common Stock, Preferred Stock and convertible promissory notes, the “Majority MoviePass Holders”) have entered into voting and support agreements with Helios, each in the form attached as Exhibit H-1 (the “Transaction Voting and Support Agreements”), which, among other things, set forth such holders’ agreements to vote in favor of, as applicable, the Restated Certificate and the other transactions contemplated hereby. On or prior to the date hereof, the Majority MoviePass Holders shall have executed and delivered to Helios all notices and written consents required to convert all outstanding Preferred Stock and convertible notes of MoviePass into Common Stock, as applicable, effective at or prior to the Closing, consistent with MoviePass’ representations and warranties in Subsection 2.2(b).

2.5           Valid Issuance of Securities.

(a)     The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by Helios. Assuming the accuracy of the representations of Helios in Section 3 of this Agreement and subject to the filings described in Subsection 2.6(ii) below, the Shares will be issued in compliance in all material respects with all applicable federal and state securities laws.

(b)     No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to MoviePass or, to MoviePass’ knowledge, any MoviePass Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

2.6         Governmental Consents and Filings. Assuming the accuracy of the representations made by Helios in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of MoviePass in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed as of the Closing, (ii) filings pursuant to Regulation D of the Securities Act, if required, and applicable state securities laws, which have been made or will be made in a timely manner, and (iii) for such consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings that, the failure of which to obtain or make, has not had and would not reasonably be expected to have a Material Adverse Effect on MoviePass.

2.7         Litigation. There is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to MoviePass’ knowledge, currently threatened (i) against MoviePass or, to MoviePass’ knowledge, against any officer, director or Key Employee of MoviePass in connection with their service to or employment with MoviePass or (ii) that questions the validity of the Transaction Agreements or the right of MoviePass to enter into them, or to consummate the transactions contemplated by the Transaction Agreements. Neither MoviePass nor, to MoviePass’ knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect MoviePass). There is no action, suit, proceeding or investigation by MoviePass pending or which MoviePass intends to initiate. The foregoing includes, without limitation, any actions, suits, proceedings or investigations pending or threatened by MoviePass in writing involving the prior employment of any of MoviePass’ employees, their services provided in connection with MoviePass’ business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8         Intellectual Property. MoviePass owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all material MoviePass Intellectual Property without, to the knowledge of MoviePass, any conflict with, or infringement of, the rights of others. To MoviePass’ knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by MoviePass violates or will violate any license or infringes or will infringe any intellectual property rights of any other party in any material respect. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no material outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the material MoviePass Intellectual Property, nor is MoviePass bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. MoviePass has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with MoviePass’ business except where failure to have such licenses has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MoviePass. To MoviePass’ knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by MoviePass. Each employee and consultant has assigned to MoviePass all intellectual property rights he or she owns that are related to MoviePass’ business as now conducted. Subsection 2.8 of the Disclosure Schedule lists all registered MoviePass Intellectual Property owned by MoviePass and all material unregistered MoviePass Intellectual Property owned by MoviePass. MoviePass has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.

2.9        Compliance with Other Instruments. MoviePass is not in violation or default (i) of any provisions of its Current Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) of any provision of federal or state statute, rule or regulation applicable to MoviePass, the violation of which, in the cases of each of clauses (ii) through (v), would have a Material Adverse Effect on MoviePass. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (a) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (b) an event which results in the creation of any lien, charge or encumbrance upon any assets of MoviePass or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to MoviePass, except in clauses (a) and (b) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MoviePass.

2.10         Agreements; Actions.

(a)     Except for the Transaction Agreements and the agreements, understandings, instruments and contracts set forth on Subsection 2.10(a) of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which MoviePass is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, MoviePass in excess of $50,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from MoviePass, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit MoviePass’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by MoviePass with respect to infringements of proprietary rights.

(b)     Since January 1, 2016, MoviePass has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or (ii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business

(c)     Subsection 2.10(c) of the Disclosure Schedule sets forth all of the indebtedness for borrowed money for which MoviePass is liable which is outstanding as of the date hereof. MoviePass is not a guarantor or indemnitor of any indebtedness for borrowed money of any other Person.

(d)     For the purposes of this Subsection 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons MoviePass has reason to believe are Affiliates of each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

2.11        Certain Transactions.

(a)     Other than on Subsection 2.11(a) of the Disclosure Schedule and (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by MoviePass’ Board of Directors, and (iii) the purchase of shares of MoviePass’ capital stock and the issuance of options to purchase shares of MoviePass’ Common Stock, in each instance, approved in the written minutes of MoviePass’ Board of Directors (previously provided to Helios or its counsel), there are no material agreements, understandings or proposed transactions between MoviePass and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)     Other than on Subsection 2.11(b) of the Disclosure Schedule, MoviePass is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of MoviePass’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to MoviePass or have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of MoviePass’ customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) material direct or indirect ownership interest in any firm or corporation which is an Affiliate of MoviePass or with which MoviePass has a material business relationship, or any firm or corporation which competes with MoviePass except that directors, officers, employees or stockholders of MoviePass may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with MoviePass, or (iii) material financial interest in any contract with MoviePass.

2.12       Rights of Registration and Voting Rights. Except as provided in the Existing Investors’ Rights Agreement and on Subsection 2.12 of the Disclosure Schedule, MoviePass is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To MoviePass’ knowledge, except as contemplated in the Voting Agreement and the Transaction Voting and Support Agreements (as defined below), no stockholder of MoviePass has entered into any agreements with respect to the voting of capital shares of MoviePass.

2.13       Property. Other than Subsection 2.13 of the Disclosure Schedule, the property and assets that MoviePass owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair MoviePass’ ownership or use of such property or assets. With respect to the property and assets it leases, MoviePass is in compliance in all material respects with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. MoviePass does not own any real property.

2.14       Financial Statements. MoviePass has delivered to Helios its unaudited financial statements as of December 31, 2016 and for the fiscal years ended December 31, 2016 and 2015 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of June 30, 2017 and for the three-month periods ended June 30, 2017 and 2016 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated, except as provided on Subsection 2.14 of the Disclosure Schedule and that the Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of MoviePass as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, MoviePass has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2017; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect on MoviePass. MoviePass maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Any financial or other information of MoviePass provided by MoviePass to Helios for inclusion in the Proxy Documents (as hereinafter defined) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

2.15         Changes. Since June 30, 2017 there has not been, except as specifically contemplated by the Transaction Agreements:

(a)     any change in the assets, liabilities, financial condition or operating results of MoviePass reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on MoviePass;

(b)     any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on MoviePass;

(c)     any waiver or compromise by MoviePass of a valuable right or of a material debt owed to it;

(d)     any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by MoviePass, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect on MoviePass;

(e)     any material change to a material contract or agreement by which MoviePass or any of its assets is bound or subject;

(f)     any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)     any resignation or termination of employment of any officer or Key Employee of MoviePass;

(h)     any mortgage, pledge, transfer of a security interest in, or lien, created by MoviePass, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair MoviePass’ ownership or use of such property or assets;

(i)     any loans or guarantees made by MoviePass to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)     any declaration, setting aside or payment or other distribution in respect of any of MoviePass’ capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by MoviePass;

(k)     any sale, assignment or transfer of any MoviePass Intellectual Property that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on MoviePass;

(l)     receipt of notice that there has been a loss of, or material order cancellation by, any major customer of MoviePass; or

(m)     any arrangement or commitment by MoviePass to do any of the things described in this Subsection 2.15.

2.16        Employee Matters.

(a)     As of the date hereof, MoviePass employs 9 full-time employees and 5 part-time employees. Subsection 2.16(a) of the Disclosure Schedule sets forth a description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of MoviePass who received compensation in excess of $50,000 for the fiscal year ended December 31, 2016 or is anticipated to receive compensation in excess of $50,000 for the fiscal year ending December 31, 2017.

(b)     To MoviePass’ knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of MoviePass or that would conflict with MoviePass’ business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of MoviePass’ business by the employees of MoviePass, nor the conduct of MoviePass’ business as now conducted, will, to MoviePass’ knowledge, in any material respect, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)     MoviePass is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. MoviePass has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. MoviePass has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of MoviePass and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)     To MoviePass’ knowledge, no Key Employee intends to terminate employment with MoviePass or is otherwise likely to become unavailable to continue as a Key Employee, nor does MoviePass have a present intention to terminate the employment of any of the foregoing. Except as set forth in Subsection 2.16(d) of the Disclosure Schedule, the employment of each employee of MoviePass is terminable at the will of MoviePass. Except as set forth in Subsection 2.16(d) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Subsection 2.16(d) of the Disclosure Schedule, MoviePass has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)     MoviePass has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of MoviePass’ Board of Directors.

(f)     Intentionally omitted.

(g)     Subsection 2.16(g) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by MoviePass, or which MoviePass participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). MoviePass has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(h)     MoviePass is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of MoviePass, has sought to represent any of the employees, representatives or agents of MoviePass. There is no strike or other labor dispute involving MoviePass pending, or to MoviePass’ knowledge, threatened, which has had or would reasonably be expected to have a Material Adverse Effect on MoviePass, nor does MoviePass have knowledge of any labor organization activity involving its employees.

(i)     To MoviePass’ knowledge, none of the Key Employees or directors of MoviePass has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (the “SEC”) or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17     Tax Returns and Payments. There are no material federal, state, county, local or foreign taxes due and payable by MoviePass which have not been timely (subject to permitted extensions) paid. There are no material accrued and unpaid federal, state, country, local or foreign taxes of MoviePass which are due, whether or not assessed or disputed. There are no outstanding examinations or audits of any tax returns or reports of MoviePass by any applicable federal, state, local or foreign governmental agency. MoviePass has duly and timely (subject to permitted extensions) filed all material federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18     Insurance. MoviePass has in full force and effect the insurance policies set forth in Subsection 2.18 of the Disclosure Schedule.

2.19     Employee Agreements. Each current and former employee, consultant and officer of MoviePass has executed an agreement with MoviePass regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for Helios (the “Confidential Information Agreements”). No current or former Key Employee has excluded material works or inventions relating to MoviePass’ business from his or her assignment of inventions pursuant to such current or Former Key Employee arrangement with MoviePass. Each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to counsel for Helios. MoviePass does not have knowledge that any of its Key Employees is in violation of any agreement covered by this Subsection 2.19.

2.20     Permits. To the knowledge of MoviePass, MoviePass has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MoviePass. MoviePass is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21     Corporate Documents. The Current Certificate and Bylaws of MoviePass are in the form provided to Helios. The copy of the minute books of MoviePass provided to Helios contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.22     83(b) Elections. To MoviePass’ knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of MoviePass’ Common Stock.

2.23     Real Property Holding Corporation. MoviePass is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. MoviePass has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

2.24     Environmental and Safety Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MoviePass, (a) MoviePass is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by MoviePass; (c) there have been no Hazardous Substances generated by MoviePass that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by MoviePass, except for the storage of hazardous waste in compliance with Environmental Laws. MoviePass has made available to Helios true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

For purposes of this Subsection 2.24, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.25     Foreign Corrupt Practices Act. Neither MoviePass nor, to MoviePass’ knowledge, any of MoviePass’ directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist MoviePass or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither MoviePass nor, to MoviePass’ knowledge, any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. MoviePass further represents that it has maintained, and has caused each of its subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. Neither MoviePass, nor, to MoviePass’ knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

2.26     Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), MoviePass is and has been in compliance in all respects with all applicable laws in all relevant jurisdictions, MoviePass’ privacy policies and the requirements of any contract or codes of conduct to which MoviePass is a party, except where any failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on MoviePass. MoviePass has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. MoviePass is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

2.27     Purchase Entirely for Own Account. This Agreement is made with MoviePass in reliance upon MoviePass’ representation to Helios, which by MoviePass’ execution of this Agreement, MoviePass hereby confirms, that the Helios Securities to be acquired by MoviePass will be acquired for investment for MoviePass’ own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that MoviePass has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, MoviePass further represents that MoviePass does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Helios Securities. MoviePass has not been formed for the specific purpose of acquiring the Helios Securities.

2.28     Disclosure of Information. MoviePass has had an opportunity to discuss Helios’ business, management, financial affairs and the terms and conditions of the offering of the Helios Securities with Helios’ management and has had an opportunity to review Helios’ facilities. The foregoing, however, does not limit or modify the representations and warranties of Helios in Section 3 of this Agreement or the right of MoviePass to rely thereon.

2.29     Restricted Securities. MoviePass understands that the Helios Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of MoviePass’ representations as expressed herein. MoviePass understands that the Helios Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, MoviePass must hold the Helios Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. MoviePass acknowledges that, except as set forth in the Helios Registration Rights Agreement, Helios has no obligation to register or qualify the Helios securities for resale. MoviePass further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Helios Securities, and on requirements relating to Helios which are outside of MoviePass’ control, and which Helios is under no obligation and may not be able to satisfy.

2.30     No Public Market. MoviePass understands that no public market now exists for the Helios Note, and that Helios has made no assurances that a public market will ever exist for the Helios Note.

2.31     Legends. MoviePass understands that the Helios Securities and any securities issued in respect of or exchange for the Helios Securities, may be notated with one or all of the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)     Any legend set forth in, or required by, the other Transaction Agreements.

(b)     Any legend required by the securities laws of any state to the extent such laws are applicable to the Helios Securities represented by the certificate, instrument, or book entry so legended.

2.32     Sophisticated Investor. MoviePass (i) is a sophisticated investor; (ii) does not require the assistance of an investment advisor or other purchaser representative to purchase the Helios Securities; (iii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Helios Securities; (iv) has the ability to bear the economic risks of its prospective investment for an indefinite period of time; (v) can afford the complete loss of such investment; and (vi) recognizes that the investment in the Helios Securities involves substantial risk.

2.33     No General Solicitation. Neither MoviePass, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the MoviePass Securities. In addition, MoviePass is not purchasing the Helios Securities as a result of any advertisement, article, notice or other communication regarding the Helios Securities published in any newspaper, magazine, or similar media or broadcast over the internet, television or radio or presented at any seminar or, to the knowledge of MoviePass, any other general solicitation or general advertisement.

2.34     Exculpation. MoviePass acknowledges that it is not relying upon any Person, other than Helios and its officers and directors, in making its investment or decision to invest in Helios.

2.35     Residence. MoviePass’ principal place of business is identified in the address of MoviePass set forth on the signature page hereto.

3.            Representations and Warranties of Helios. Helios hereby represents and warrants to MoviePass that, except as set forth in the Public Reports filed since January 1, 2017 (including all exhibits thereto) that are available on the SEC’s website through EDGAR or on the Helios Disclosure Schedule set forth on Exhibit I to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof, except as otherwise indicated. The Helios Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3, and the disclosures in any section or subsection of the Helios Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1     Organization, Good Standing, Corporate Power and Qualification. Helios is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Helios is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Helios.

3.2     Authorization. Helios has all requisite corporate power and corporate authority to enter into and deliver this Agreement, to perform its obligations under the Transaction Agreements and, subject to approval of the transactions contemplated by the Transaction Agreements by the requisite stockholders of Helios, to consummate the transactions contemplated by the Transaction Agreements. All action on the part of the officers of Helios necessary for the execution and delivery of the Transaction Agreements to which Helios is a party, the performance of all obligations of Helios under the Transaction Agreements to which Helios is a party to be performed as of or prior to the Closing, and the issuance and delivery of the Helios Securities has been taken or will be taken prior to Closing. The Transaction Agreements to which Helios is a party, when executed and delivered by Helios, will constitute valid and legally binding obligations of Helios, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws. On or prior to the date hereof, those securities holders of Helios identified on Subsection 3.2 of the Helios Disclosure Schedule have entered into a voting and support agreement with MoviePass, in the form attached as Exhibit H-2 (the “Helios Transaction Voting and Support Agreements”), which, among other things, set forth such holders’ agreements to vote in favor of the transactions contemplated hereby.

3.3         Capitalization. The authorized capital stock of Helios consists of (i) 100,000,000 shares of Helios Common Stock, 7,071,799 of which are issued and outstanding as of the date of this Agreement, and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share, of Helios, none of which are issued and outstanding as of the date of this Agreement. Subsection 3.3 of the Helios Disclosure Schedule sets forth the number of shares of Helios Common Stock owned beneficially, and of record, by Affiliates of Helios as of the date hereof. Helios has not issued any capital stock since its most recently filed periodic report under the Exchange Act (as defined below), other than pursuant to the exercise of employee stock options under Helios’ stock option plans, the issuance of shares of Helios Common Stock to employees pursuant to Helios’ employee stock purchase plans and pursuant to the conversion and/or exercise of Helios Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of the capital stock of any Helios Company, or contracts, commitments, understandings or arrangements by which any Helios Company is or may become bound to issue additional shares of Helios Common Stock or Helios Common Stock Equivalents or any other capital stock of any Helios Company. Helios’ issuance of Helios Common Stock in accordance with the terms of this Agreement will not obligate any Helios Company to issue any securities to any Person (other than MoviePass) and will not result in a right of any holder of securities of any Helios Company to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no outstanding securities or instruments of any Helios Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which any Helios Company is or may become bound to redeem a security of a Helios Company. No Helios Company has any equity appreciation rights or “phantom equity” plans or any similar plan or agreement. All of the outstanding shares of capital stock of Helios are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder of Helios, the Helios Board of Directors or others is required for the issuance of Helios Common Stock under this Agreement. There are no stockholders agreements, voting agreements or other similar agreements with respect to Helios’ capital stock to which Helios is a party or, to the knowledge of the Helios, between or among any of Helios’ stockholders.

3.4         Subsidiaries. All of the direct and indirect subsidiaries of Helios are set forth in the Public Reports. Helios owns, directly or indirectly, all of the capital stock or other equity interests of each of its subsidiaries free and clear of any liens, and all of the issued and outstanding shares of capital stock of each subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. Each subsidiary of Helios is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted. Each subsidiary of Helios is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Helios.

3.5          Valid Issuance of Securities.

(a)     The Helios Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by MoviePass. Assuming the accuracy of the representations of MoviePass in Section 2 of this Agreement and subject to the filings described in Subsection 3.6 below, the Helios Shares will be issued in compliance in all material respects with all applicable federal and state securities laws.

(b)     No Disqualification Event is applicable to Helios or, to Helios’ knowledge, any Helios Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

3.6     Governmental Consents and Filings. Assuming the accuracy of the representations made by MoviePass in Section 2 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Helios in connection with the consummation of the transactions contemplated by this Agreement, except for approvals required by Nasdaq and for such consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings that, the failure of which to obtain or make, has not had and would not reasonably be expected to have a Material Adverse Effect on Helios.

3.7     Litigation. There is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Helios’ knowledge, currently threatened (i) against any Helios Company or, to Helios’ knowledge, against any officer or director of a Helios Company in connection with their service to or employment with a Helios Company or (ii) that questions the validity of the Transaction Agreements or the right of Helios to enter into them, or to consummate the transactions contemplated by the Transaction Agreements. No Helios Company nor, to Helios’ knowledge, any of their respective officers or directors is a party or is named as subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect a Helios Company). There is no action, suit, proceeding or investigation by a Helios Company pending or which a Helios Company intends to initiate. The foregoing includes, without limitation, any actions, suits, proceedings or investigations pending or threatened by a Helios Company in writing involving the prior employment of any employees of a Helios Company, their services provided in connection with the business of a Helios Company, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

3.8     Intellectual Property. A Helios Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all material Helios Intellectual Property without, to the knowledge of Helios, any conflict with, or infringement of, the rights of others. To Helios’ knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by a Helios Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party in any material respect. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no material outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the material Helios Intellectual Property, nor is any Helios Company bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Each Helios Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the business of the Helios Companies except where failure to have such licenses has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Helios. To Helios knowledge, it will not be necessary to use any inventions of any employees or consultants of a Helios Company (or Persons it currently intends to hire) made prior to their employment by a Helios Company. Each employee and consultant has assigned to a Helios Company all intellectual property rights he or she owns that are related to the Helios Companies’ business as now conducted. No Helios Company has embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.

3.9      Compliance with Other Instruments. No Helios Company is in violation or default (i) of any provisions of its certificate of incorporation, bylaws or similar organizational documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to a Helios Company, the violation of which, in the cases of each of clauses (ii) through (v), would have a Material Adverse Effect on Helios. The execution, delivery and performance of the Transaction Agreements to which Helios is a party and the consummation of the transactions contemplated by the Transaction Agreements to which Helios is a party will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (a) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (b) an event which results in the creation of any lien, charge or encumbrance upon any assets of any Helios Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Helios Company, except in clauses (a) and (b) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Helios.

3.10     Public Reports; Financial Statements. Since January 1, 2016, Helios has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) all reports, schedules, forms, proxy statements, statements and other documents (including all exhibits required pursuant to Regulation S-K) required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including, without limitation, all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Public Reports”). As of their respective dates, the Public Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the Public Reports, and none of the Public Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Helios (including, without limitation, any notes or any letter of the independent accountants of Helios with respect thereto) included in the Public Reports (the “Public Report Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such Public Report Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such Public Report Financial Statements, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Helios and its subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of Helios to MoviePass which is not included in the Public Reports contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made.

3.11        Changes. Since June 30, 2017 there has not been:

(a)     any change in the assets, liabilities, financial condition or operating results of any Helios Company from that reflected in the Public Report Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on Helios;

(b)     any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on Helios;

(c)     any waiver or compromise by a Helios Company of a valuable right or of a material debt owed to it;

(d)     any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by a Helios Company, except in the ordinary course of business, the satisfaction or discharge of certain of Helios’ obligations under the Senior Secured Convertible Notes described in the Public Reports and the satisfaction or discharge of which would not have a Material Adverse Effect on Helios;

(e)     any material change to a material contract or agreement by which a Helios Company or any of its assets is bound or subject (including any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder);

(f)     any resignation or termination of employment of any officer of Helios Company or Helios Key Employee;

(g)     any mortgage, pledge, transfer of a security interest in, or lien, created by a Helios Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair any Helios Company’s ownership or use of such property or assets;

(h)     any loans or guarantees made by a Helios Company to or for the benefit of any employees, officers or directors of any Helios Company, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i)     any declaration, setting aside or payment or other distribution in respect of any of equity securities of a Helios Company, or any direct or indirect redemption, purchase, or other acquisition of any of such equity securities by a Helios Company;

(j)     any sale, assignment or transfer of any Helios Intellectual Property that could reasonably be expected to result in a Material Adverse Effect on Helios; or

(k)     any arrangement or commitment by any Helios Company to do any of the things described in this Subsection 3.11.

3.12        Tax Returns and Payments. There are no material federal, state, county, local or foreign taxes due and payable by a Helios Company which have not been timely (subject to permitted extensions) paid. There are no material accrued and unpaid federal, state, country, local or foreign taxes of a Helios Company which are due, whether or not assessed or disputed. There are no outstanding examinations or audits of any tax returns or reports of a Helios Company by any applicable federal, state, local or foreign governmental agency. Each Helios Company has duly and timely (subject to permitted extensions) filed all material federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.13     Permits. Each Helios Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Helios. No Helios Company is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.14     Sarbanes-Oxley; Internal Accounting Controls. The Helios Companies are in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof and as of the Closing. The Helios Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Helios Companies have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Helios Companies and designed such disclosure controls and procedures to ensure that information required to be disclosed by Helios in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Helios’ certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Helios Companies as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Helios presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of any Helios Company that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of any Helios Company.

3.15     Investment Company. Helios is not, and is not an Affiliate of, and immediately after Closing, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Each Helios Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

3.16     Foreign Corrupt Practices Act. No Helios Company nor, to Helios’ knowledge, any directors, officers, employees or agents of a Helios Company have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist any Helios Company or any of their respective Affiliates in obtaining or retaining business for or with, or directing business to, any person. No Helios Company nor, to Helios’ knowledge, any of its directors, officers, employees or agents of any Helios Company have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Helios further represents that it has maintained, and has caused each of its subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. No Helios Company, nor, to Helios’ knowledge, any of their respective officers, directors or employees are the subject of any Enforcement Action.

3.17     Purchase Entirely for Own Account. This Agreement is made with Helios in reliance upon Helios’ representation to MoviePass, which by Helios’ execution of this Agreement, Helios hereby confirms, that the MoviePass Securities to be acquired by Helios will be acquired for investment for Helios’ own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Helios has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Helios further represents that Helios does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the MoviePass Securities. Helios has not been formed for the specific purpose of acquiring the MoviePass Securities.

3.18     Disclosure of Information. Helios has had an opportunity to discuss MoviePass’ business, management, financial affairs and the terms and conditions of the offering of the MoviePass Securities with MoviePass’ management and has had an opportunity to review MoviePass’ facilities. The foregoing, however, does not limit or modify the representations and warranties of MoviePass in Section 2 of this Agreement or the right of Helios to rely thereon.

3.19     Restricted Securities. Helios understands that the MoviePass Securities have not been, and will not be, upon issuance, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Helios’ representations as expressed herein. Helios’ understands that the MoviePass Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Helios must hold the MoviePass Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Helios acknowledges MoviePass has no obligation to register or qualify the MoviePass Securities for resale except for the Shares as set forth in the Investors’ Rights Agreement. Helios further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the MoviePass Securities, and on requirements relating to MoviePass which are outside of Helios’ control, and which MoviePass is under no obligation and may not be able to satisfy.

3.20     No Public Market. Helios understands that no public market now exists for the MoviePass Securities, and that MoviePass has made no assurances that a public market will ever exist for the MoviePass Securities except for the Shares as set forth in the Investors’ Rights Agreement.

3.21     Legends. Helios understands that the MoviePass Securities and any securities issued in respect of or exchange for the MoviePass Securities, as applicable, may be notated with one or all of the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)     Any legend set forth in, or required by, the other Transaction Agreements.

(b)     Any legend required by the securities laws of any state to the extent such laws are applicable to the MoviePass Securities represented by the certificate, instrument, or book entry so legended.

3.22     Sophisticated Investor. Helios (i) is a sophisticated investor; (ii) does not require the assistance of an investment advisor or other purchaser representative to purchase the MoviePass Securities; (iii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the MoviePass Securities; (iv) has the ability to bear the economic risks of its prospective investment for an indefinite period of time; (v) can afford the complete loss of such investment; and (vi) recognizes that the investment in the MoviePass Securities involves substantial risk.

3.23     No General Solicitation. No Helios Company, nor any of their respective officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Helios Securities. In addition, Helios is not purchasing the MoviePass Securities as a result of any advertisement, article, notice or other communication regarding the MoviePass Securities published in any newspaper, magazine, or similar media or broadcast over the internet, television or radio or presented at any seminar or, to the knowledge of Helios, any other general solicitation or general advertisement.

3.24     Exculpation. Helios acknowledges that it is not relying upon any Person, other than MoviePass and its officers and directors, in making its investment or decision to invest in MoviePass.

3.25     Residence. Helios’ principal place of business is identified in the address of Helios set forth on the signature page hereto.

4.             Covenants; Other Agreements.

4.1     MoviePass Employment Agreements. The Board of Directors of MoviePass shall take such action as reasonably required such that, effective as of Closing, Mitch Lowe will remain appointed as Chief Executive Officer of MoviePass under a five (5) year employment agreement, in form and substance reasonably acceptable to Mr. Lowe, MoviePass and Helios (the “Lowe Employment Agreement”).

4.2     Dilutive Issuances. From the Closing until the first anniversary of the Closing, if MoviePass issues and/or sells any shares of Common Stock, including upon exercise or conversion of any Common Stock Equivalents, MoviePass shall promptly notify Helios of such issuance in writing and simultaneously issue to Helios a certificate or certificates evidencing such number of duly authorized, fully paid and nonassessable additional shares of Common Stock as is necessary for Helios to maintain its ownership percentage of fifty one percent (51%) of the then outstanding shares of Common Stock (for the avoidance of doubt, not on a fully-diluted basis, and excluding any unexercised options, warrants or convertible debt) (the “Anti-Dilution Percentage”) without the payment of additional consideration by Helios; provided, that in the event that Helios sells or otherwise transfers any of the Shares during the period from the Closing until the first anniversary of the Closing (including in the case of a transfer of all or a portion of the Shares pursuant to the Helios Note in satisfaction of Helios’ obligations thereunder or pursuant to the pledge made thereunder), the above Anti-Dilution Percentage will be appropriately reduced to reflect the Shares so transferred.

4.3     Listing of Helios Shares. Helios hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of its common stock on the trading market on which it is currently listed, and concurrently with the Closing, Helios shall apply to list or quote all of the Helios Shares on such trading market and promptly secure the listing of all of the Helios Shares on such trading market.

4.4     Helios Offering. Helios shall use its best efforts to consummate as promptly as practicable after the date of this Agreement an offering of its equity or equity-linked securities with aggregate gross proceeds of at least $10,000,000.

4.5     Helios Employment Agreements. Helios shall take such action as reasonably required such that, effective as of Closing, Theodore Farnsworth will remain appointed as Chief Executive Officer of Helios under a five (5) year employment agreement and Stuart Benson will remain appointed as Chief Financial Officer of Helios under a three (3) year employment agreement, each employment agreement to be in form and substance reasonably acceptable to MoviePass.

4.6     Appointment of Director. Helios shall take such actions as necessary to appoint Mitch Lowe as a director of the Helios Board of Directors immediately after Closing, including increasing the number of Helios directorships from five (5) to seven (7), and shall provide Mr. Lowe with a customary director indemnification agreement in form and substance reasonably acceptable to Mr. Lowe.

4.7     Publicity. The parties hereto agree that no public release, filing or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party or any of its Representatives without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable law or the rules or regulations of any securities exchange, in which case the applicable party shall use commercially reasonable efforts to allow the other party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

4.8     Confidentiality. Referenced is hereby made to the Confidentiality Agreement, dated as of May 25, 2017 (the “Confidentiality Agreement”), by and between Zone Technologies, Inc. (“Zone”) and MoviePass. The parties hereby agree that Helios will be bound by and have all of the rights and obligations of Zone under the Confidentiality Agreement as it were the original party thereto in lieu of Zone.

4.9     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party shall (and shall cause its Affiliates to) use its commercially reasonable efforts and shall reasonably cooperate with the other parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement (including those transactions described in the other Transaction Agreements which shall not take place until after Closing) and to comply as promptly as practicable with all requirements of governmental authorities and applicable laws applicable to the transactions contemplated by this Agreement. Prior to the Closing, each party shall use its commercially reasonable efforts to obtain any consents of third Persons as may be necessary for the consummation of the transactions contemplated hereby by such party or required as a result of the execution, performance or consummation of the transactions contemplated by this Agreement or the other Transaction Agreements hereby by such party, and the other party shall provide reasonable cooperation in connection with such efforts. Without limiting the foregoing, Helios shall promptly provide all information reasonably necessary for MoviePass to list its shares of common stock on Nasdaq or NYSE as promptly as practicable following Closing.

4.10     Proxy Statement. As promptly as practicable after the date hereof, and in consultation with MoviePass, Helios shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) calling a special meeting of Helios’ stockholders (the “Stockholder Meeting”) in accordance with its certificate of incorporation and bylaws seeking the approval of the Helios’ stockholders for the transactions contemplated by this Agreement and the other Transaction Agreement, and MoviePass shall use its commercially reasonable efforts to obtain and furnish to Helios any financial and other information about MoviePass required by the Exchange Act to be included in the Proxy Statement all in accordance with and as required by Helios’ certificate of incorporation and bylaws, applicable law and any applicable rules and regulations of the SEC and Nasdaq. In connection with the Proxy Statement, Helios will also file with the SEC all financial and other information about Helios, MoviePass and the transactions contemplated by this Agreement in accordance with applicable proxy solicitation rules set forth in Helios’ certificate of incorporation and bylaws, applicable law and any applicable rules and regulations of the SEC and Nasdaq (such Proxy Statement, together with any additional soliciting materials, supplements, amendments and/or exhibits thereto, the “Proxy Documents”). Except with respect to the financial and other information provided by or on behalf of MoviePass for inclusion in the Proxy Documents, Helios shall ensure that, when filed, the Proxy Statement and other Proxy Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Helios shall cause the Proxy Documents to be disseminated as promptly as practicable after receiving clearance from the SEC to Helios’ equity holders as and to the extent such dissemination is required by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). Subject to any information provided for inclusion therein by MoviePass, Helios shall cause the Proxy Documents to comply in all material respects with the Federal Securities Laws. Helios shall provide copies of the proposed forms of the Proxy Documents (including, in each case, any amendments or supplements thereto) to MoviePass such that MoviePass and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and Helios shall reasonably consider in good faith any comments of MoviePass and its Representatives. Helios shall respond promptly to any comments of the SEC or its staff with respect to the Proxy Documents and promptly correct any information provided by it for use in the Proxy Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Helios shall amend or supplement the Proxy Documents and cause the Proxy Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Helios stockholders, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and Helios’ certificate of incorporation and bylaws. Helios shall provide MoviePass and its Representatives with copies of any written comments, and shall inform them of any material oral comments, that Helios or any of its Representatives receive from the SEC or its staff with respect to the Proxy Documents promptly after the receipt of such comments and shall give MoviePass a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. As promptly as reasonably practicable after the Proxy Statement has “cleared” comments from the SEC, Helios shall cause the definitive Proxy Statement to be filed with the SEC and disseminated to Helios stockholders, and shall duly call, give notice of, convene and hold the Stockholder Meeting.

5.             Conditions to Helios’ Obligations at Closing. The obligations of Helios to purchase the Shares at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived:

5.1     Representations and Warranties. The representations and warranties of MoviePass contained in this Agreement and in any certificate delivered by MoviePass pursuant hereto shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on MoviePass.

5.2     Performance. MoviePass shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by MoviePass at or before the Closing.

5.3     Compliance Certificate. The Chief Executive Officer of MoviePass shall deliver to Helios at the Closing a certificate certifying that the conditions specified in Subsections 5.1 and 5.2 have been fulfilled.

5.4     Qualifications. All authorizations, approvals or permits as set forth on Subsection 5.4 of the Disclosure Schedule of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.5     Opinion of MoviePass Counsel. Helios shall have received from counsel for MoviePass an opinion, dated as of the Closing, in such form to be agreed upon by the parties.

5.6     Board of Directors. As of the Closing, the authorized size of the Board of Directors of MoviePass shall be five, and the Board of Directors shall be comprised of the following persons: Mitch Lowe, Theodore Farnsworth, two (2) directors designated prior to the Closing by MoviePass’ Board of Directors who qualify as independent directors under Nasdaq requirements and one (1) director designated by Helios who qualifies as an independent director under Nasdaq requirements.

5.7     Indemnification Agreement. MoviePass shall have executed and delivered the Indemnification Agreements.

5.8     Investors’ Rights Agreement. MoviePass, Helios and such other stockholders of MoviePass named as parties to the Investors’ Rights Agreement shall have executed and delivered the Investors’ Rights Agreement.

5.9     Voting Agreement. MoviePass, Helios and such other stockholders of MoviePass named as parties to the Voting Agreement shall have executed and delivered the Voting Agreement.

5.10     Restated Certificate. MoviePass shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

5.11     Secretary’s Certificate. The Secretary of MoviePass shall have delivered to Helios at the Closing a certificate certifying (i) the Bylaws of MoviePass as of the Closing, (ii) resolutions of the Board of Directors of MoviePass approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of MoviePass approving the Restated Certificate.

5.12     Preemptive Rights. MoviePass shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities in connection with the transactions contemplated by this Agreement.

5.13     Exchange of Preferred Stock and Convertible Notes. Prior to the Closing, MoviePass shall have caused all Preferred Stock and convertible notes (other than the convertible notes in the aggregate principal amount of $1,000,000 held by Chris Kelly (collectively, the “Kelly Note”)) to have been cancelled, extinguished or otherwise exchanged for shares of Common Stock, as applicable, and consistent with MoviePass’ representations and warranties in Subsection 2.2(b).

5.14     Debt Repayment. Prior to the Closing, MoviePass shall have repaid or converted to Common Stock of MoviePass, consistent with MoviePass’ representations and warranties in Subsection 2.2(b), all of its outstanding indebtedness for borrowed money, except with respect to such indebtedness represented by the Kelly Note.

5.15     MoviePass Audited Financial Statements. MoviePass shall have delivered to Helios financial statements audited by a PCAOB independent registered accounting firm for the fiscal years ended December 31, 2015 and 2016 and interim unaudited (reviewed) financial statements for the six months ended June 30, 2017 (or, if the date of the Closing is on or after November 1, 2017, interim unaudited (reviewed) financial statements for the nine months ended September 30, 2017).

5.16     Approval of the Stockholders of Helios. Helios shall have held the Stockholders Meeting and the stockholders of Helios shall have approved the transactions contemplated by this Agreement and the other Transaction Agreements to the extent required by Helios’ certificate of incorporation and bylaws, applicable law and any applicable rules and regulations of the SEC and Nasdaq.

5.17     Approval of Hudson Bay Master Fund Ltd. Helios shall have obtained the written consent of Hudson Bay Master Fund Ltd to issue the Helios Shares.

5.18     Listing of Additional Shares (Helios Shares). The Helios Shares shall have been approved for listing on Nasdaq, subject only to official notice of issuance.

5.19     No Material Adverse Effect. Prior to and on the Closing, there shall have been no Material Adverse Effect on MoviePass from the date hereof which is continuing and uncured.

5.20     Completion of $10 Million Offering. Helios shall have consummated an offering of its equity or equity-linked securities with aggregate gross proceeds of at least $10,000,000.

5.21     Lock-Up Agreements. MoviePass shall have delivered to Helios an executed copy of the lock-up agreement, with respect to the Helios Shares, by and between MoviePass and Helios, in substantially the form attached hereto as Exhibit J-1 (the “Lock-Up Agreement”).

5.22     Voting Proxy. MoviePass shall have delivered to Helios an executed voting proxy agreement in favor of the current Chief Executive Officer of Helios, individually, with respect to the Helios Shares, in substantially the form attached hereto as Exhibit K-1.

5.23     MoviePass Stockholder Approval. The requisite vote of the stockholders of MoviePass to approve the transactions contemplated by the Transaction Agreements pursuant to written consents of the Majority MoviePass Stockholders in accordance with the DGCL, the Current Certificate and the bylaws of MoviePass (the “MoviePass Stockholder Approval”) shall have been received no later than 5:00 pm Eastern Time on the business day following the date of this Agreement.

6.            Conditions of MoviePass’ Obligations at Closing. The obligations of MoviePass to sell Shares to Helios at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived:6.1     Representations and Warranties. The representations and warranties of Helios contained in this Agreement and in any certificate delivered by Helios pursuant hereto shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Helios.

6.2     Performance. Helios shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Helios at or before the Closing.

6.3     Compliance Certificate. The Chief Executive Officer of Helios shall deliver to MoviePass at the Closing a certificate certifying that the conditions specified in Subsections 6.1 and 6.2 have been fulfilled.

6.4     Qualifications. All authorizations, approvals or permits as set forth on Subsection 6.4 of the Helios Disclosure Schedule of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Helios Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.5     Investors’ Rights Agreement. Helios and such other stockholders of MoviePass named as parties to the Investors’ Rights Agreement shall have executed and delivered the Investors’ Rights Agreement.

6.6     Voting Agreement. Helios and such other stockholders of MoviePass named as parties to the Voting Agreement shall have executed and delivered the Voting Agreement.

6.7     Restated Certificate. The Restated Certificate shall be in full force and effect as of the Closing.

6.8     Secretary’s Certificate. The Secretary of Helios shall have delivered to MoviePass at the Closing a certificate certifying (i) the certificate of incorporation, as amended, and bylaws, as amended, of Helios as of the Closing, (ii) resolutions of the Board of Directors of Helios approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) evidence that the stockholders of Helios have approved the transactions contemplated by this Agreement and the other Transaction Agreements to the extent required by Helios’ certificate of incorporation and bylaws, applicable law and any applicable rules and regulations of the SEC and Nasdaq.

6.9     No Material Adverse Effect. Prior to and on the Closing, there shall have been no Material Adverse Effect on Helios from the date hereof which is continuing and uncured.

6.10     Lock-Up Agreements. Helios shall have delivered to MoviePass an executed copy of the lock-up agreement, with respect to the Shares, by and between MoviePass and Helios, in substantially the form attached hereto as Exhibit J-2 (the “Helios Lock-Up Agreement”).]

6.11     Purchase of Kelly Note and Conversion of Kelly Note Following Closing. Helios shall have purchased the Kelly Note from Chris Kelly for $1,000,000 and agreed to convert all outstanding principal and accrued unpaid interest under the Kelly Note into Common Stock in accordance with the terms of the Kelly Note immediately following the Closing.

6.12     Approval of the Stockholders of MoviePass. The requisite stockholders of MoviePass shall have approved the transactions contemplated hereby.

6.13     Appointment of Mitch Lowe as Director. Helios shall have appointed Mitch Lowe as a director of the Helios Board of Directors and shall have entered into a director indemnification agreement with Mr. Lowe consistent with the requirements of Subsection 4.6.

6.14     Registration Rights. Helios shall have entered into a registration rights agreement with MoviePass with respect to the Helios Shares in form and substance reasonably acceptable to MoviePass and Helios and subject to the approval of the requisite holders of Helios’ outstanding senior secured convertible notes, if required (the “Helios Registration Rights Agreement”).

6.15     Approval of the Stockholders of Helios. Helios shall have held the Stockholders Meeting and the stockholders of Helios shall have approved the transactions contemplated by this Agreement and the other Transaction Agreements in accordance with Helios’ certificate of incorporation and bylaws, applicable law and any applicable rules and regulations of the SEC and Nasdaq.

6.16     Listing of Additional Shares (Helios Shares). The Helios Shares shall have been approved for listing on the Nasdaq Stock Market, subject only to official notice of issuance.

6.17     Completion of $10 Million Offering. Helios shall have consummated an offering of its equity or equity-linked securities with aggregate gross proceeds of at least $10,000,000.

6.18     Voting Proxy. Helios shall have delivered to MoviePass an executed voting proxy agreement in favor of the current Chief Executive Officer of MoviePass, individually, with respect to the Shares, in substantially the form attached hereto as Exhibit K-2.

6.19     Opinion of Helios Counsel MoviePass shall have received from counsel for Helios an opinion, dated as of the Closing, in such form to be agreed upon by the parties.

7.             Other Agreements; Miscellaneous.

7.1     Survival of Warranties; Damages Under this Agreement. Unless otherwise set forth in this Agreement, the representations and warranties of MoviePass and Helios contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall survive until the one (1) year anniversary of Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Helios or MoviePass. Neither party shall be liable after the Closing for any claims made for any breaches of representations or warranties by such party in this Agreement in excess of, in the aggregate, $2,500,000, and the maximum liability for each party under this Agreement from and after the Closing shall not exceed, in the aggregate, $4,000,000, in addition to the consideration required to be delivered under this Agreement (including the Helios Milestone Shares), except in each case for common law fraud by such party in connection with the transactions contemplated by this Agreement. In the event that Helios makes any claim against MoviePass after the Closing in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby, MoviePass shall have the right to offset any damages awarded to Helios against the then outstanding amount due to MoviePass under the Helios Note. In the event that MoviePass makes any claim against Helios after the termination of this Agreement in connection with this Agreement or any Transaction Agreements in effect at the time of such termination or the transactions contemplated hereby or thereby, Helios shall have the right to offset any damages awarded to MoviePass against the then outstanding amount due to Helios under the MoviePass Note. Notwithstanding anything to the contrary contained in this Agreement, neither Helios nor MoviePass (directly or indirectly) shall be liable to the other for any punitive, exemplary, consequential, indirect, incidental or special damages (including any loss of future revenue, income or profits, or loss of business reputation or opportunity).

7.2     Successors and Assigns; Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

7.3     Governing Law. This Agreement shall be governed by the internal law of the State of New York without giving effect to the conflicts of laws principles thereof.

7.4     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.5     Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any other Transaction Agreement has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement.

7.6     Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent and affirmatively confirmed as received, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 7.6. If notice is given to MoviePass, a copy shall also be sent to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, attention: Barry I. Grossman, Esq., telephone: (212) 370-1300, e-mail: bigrossman@egsllp.com and if notice is given to Helios, a copy shall also be given to Mitchell Silberberg & Knupp LLP, 11377 W. Olympic Blvd., Los Angeles, CA 90064, attention: Kevin Friedmann, Esq., telephone: (310) 312-3106, e-mail: kxf@msk.com.

7.7     No Finder’s Fees. Except as described on Subsection 7.7 of the Disclosure Schedule (with respect to MoviePass) or the Helios Disclosure Schedule (with respect to Helios), each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the transactions contemplated by this Agreement. Helios agrees to indemnify and to hold harmless MoviePass from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transactions contemplated by this Agreement (and the reasonable out-of-pocket costs and expenses of defending against such liability or asserted liability) for which Helios or any of its officers, employees or representatives is responsible. MoviePass agrees to indemnify and hold harmless Helios from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transactions contemplated by this Agreement (and the reasonable out-of-pocket costs and expenses of defending against such liability or asserted liability) for which MoviePass or any of its officers, employees or representatives is responsible.

7.8     Specific Performance. The parties hereto agree that irreparable damage might occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post a bond or other security.

7.9     Fees and Expenses. Except as expressly set forth in this Agreement (including Subsection 7.18 hereof) or the other Transaction Agreements to the contrary, each party shall pay the fees and expenses of such party’s advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. MoviePass shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of the Shares to Helios. Helios shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of the Helios Shares to MoviePass. MoviePass shall engage a transfer agent reasonably acceptable to Helios prior to the Closing, provided that Computershare shall be deemed acceptable to Helios.

7.10     Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable out-of-pocket attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.11        Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of MoviePass and Helios.

7.12        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

7.13        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.14        Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements, together with the Confidentiality Agreement, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein (including the Confidentiality Agreement), which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein.

7.15        Governing Law; Dispute Resolution.

(a)     Subject to Subsection 7.15(b), the parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(b)     In the event of a dispute relating to the number of MoviePass subscribers to the MoviePass product (a “Dispute”), such Dispute shall be governed by this Subsection 7.15(b). Helios must, in the first instance, provide written notice of the Dispute to MoviePass, which notice must provide a reasonably detailed description of the reason for the Dispute. Helios and MoviePass shall then seek to resolve the Dispute on an amicable basis within ten (10) business days of the notice of such Dispute being received by MoviePass (the “Resolution Period”). Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within three (3) business days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within three (3) business days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within ten (10) business days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement and applicable law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the borough of Manhattan, State of New York. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of controversy.

7.16     WAIVER OF JURY TRIAL. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.17     No Commitment for Additional Financing. MoviePass acknowledges and agrees that Helios has not made any representation, undertaking, commitment or agreement to provide or assist MoviePass in obtaining any financing, investment or other assistance, other than the purchase of the MoviePass Securities as set forth herein and subject to the conditions set forth herein. In addition, MoviePass acknowledges and agrees that (i) no statements, whether written or oral, made by Helios or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist MoviePass in obtaining any financing or investment, (ii) MoviePass shall not rely on any such statement by Helios or its representatives, and (iii) an obligation, commitment or agreement to provide or assist MoviePass in obtaining any financing or investment may only be created by a written agreement, signed by Helios and MoviePass, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Helios shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in MoviePass, and shall have no obligation to assist or cooperate with MoviePass in obtaining any financing, investment or other assistance.

7.18         Termination.

(a)           This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(i)     by mutual written consent of the parties;

(ii)     by written notice by either party if a governmental authority of competent jurisdiction shall have issued a law, judgment, writ or order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such law, judgment, writ or order or other action has become final and non-appealable;

(iii)     by written notice by either party if the conditions to the Closing of the other party set forth in Section 5 or 6, as applicable, have not been satisfied within twelve (12) months after the date hereof (the “Outside Date”); provided, however, the right to terminate under this Subsection 7.18(a)(iii) shall not be available if an intentional and willful failure by the offending party to fulfill a condition was the primary cause of the failure of the Closing to occur on or before the Outside Date;

(iv)     by written notice by Helios if (A) there has been a breach by MoviePass of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of MoviePass shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Subsection 5.1 or 5.2 to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (B) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (x) twenty (20) days after written notice of such breach or inaccuracy is provided by Helios or (y) the Outside Date; provided, that Helios shall not have the right to terminate this Agreement pursuant to this Subsection 7.18(a)(iv) if at such time Helios is in material uncured breach of this Agreement;

(v)     by written notice by MoviePass if (A) there has been a breach by Helios of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Helios shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Subsections 6.1 or 6.2 to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (B) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (x) twenty (20) days after written notice of such breach or inaccuracy is provided by MoviePass or (y) the Outside Date; provided, that MoviePass shall not have the right to terminate this Agreement pursuant to this Subsection 7.18(a)(v) if at such time MoviePass is in material uncured breach of this Agreement;

(vi)     by written notice by Helios if the MoviePass Stockholder Approval is not received within the time period set forth in Subsection 5.23 of this Agreement; or

(vii)     by written notice by MoviePass if MoviePass does not receive the unpaid balance of the Initial Cash Payment within one business day following its delivery to Helios of the MoviePass Stockholder Approval.

(b)     This Agreement may only be terminated in the circumstances described in Subsection 7.18(a) and pursuant to a written notice delivered by the terminating party to the other party, which sets forth the basis for such termination. In the event of the valid termination of this Agreement pursuant to Subsection 7.18(a), this Agreement shall forthwith become void, and there shall be no liability on the part of either party or any of their respective Representatives, and all rights and obligations of each party shall cease, except: (i) Subsections 4.7, 4.8 and 7 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve either party from liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any claim for common law fraud in connection with the transactions contemplated by this Agreement against such party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in this Section 7, the parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by the other party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Subsection 7.18(a).

(c)     Notwithstanding the foregoing, if Helios terminates this Agreement pursuant to Subsection 7.18(a)(iv) or MoviePass terminates this Agreement pursuant to Subsection 7.18(a)(v), in addition to any other remedies available to the terminating party under this Agreement, the breaching party shall pay the terminating party’s actual reasonable out-of-pocket costs and expenses incurred in connection with the transactions contemplated hereby in an aggregate amount of up to $250,000. Such amount shall be paid to the terminating party after the termination of this Agreement by wire transfer within five (5) business days of the breaching party‘s receipt of reasonable evidence from the terminating party of its incurrence of such costs and expenses.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

MOVIEPASS INC.:

By:	/s/ Mitch Lowe
Name: Mitch Lowe
Title: Chief Executive Officer

Address: 175 Varick Street Suite 604 New York, NY 10012

[Helios Signature Page to Securities Purchase Agreement]

HELIOS AND MATHESON ANALYTICS INC.:

By:	/s/ Theodore Farnsworth
Name: Theodore Farnsworth Title: Chief Executive Officer

Address: Empire State Building, 350 5th Avenue, New York, New York 10118

[MoviePass Signature Page to Securities Purchase Agreement]

EXHIBITS

Exhibit A	Form of RESTATED CERTIFICATE

EXHIBIT B-1	form of amended NOTE purchase agreement

Exhibit B-2	Form of moviepass Note

Exhibit C	Form of Helios Note

Exhibit D	Disclosure Schedule

EXHIBIT E	Form of indemnification agreement

Exhibit f	Form of Investors’ Rights Agreement

Exhibit g	Form of Voting Agreement

Exhibit h-1	FORM OF TRANSACTION VOTING AND SUPPORT AGREEMENT

Exhibit h-2	FORM OF helios TRANSACTION VOTING AND SUPPORT AGREEMENT

Exhibit I	HELIOS Disclosure Schedule

EXHIBIT J-1	foRM OF lOCK-UP AGREEMENT

EXHIBIT J-2	foRM OF HELIOS lOCK-UP AGREEMENT

EXHIBIT K-1	FORM OF VOTING PROXY IN FAVOR OF HELIOS CEO

EXHIBIT K-2	FORM OF VOTING PROXY IN FAVOR OF MOVIEPASS CEO

EXHIBIT A

FORM OF RESTATED CERTIFICATE

EXHIBIT B-1

FORM OF AMENDED NOTE PURCHASE AGREEMENT

EXHIBIT B-2

FORM OF MOVIEPASS NOTE

EXHIBIT C

FORM OF HELIOS NOTE

EXHIBIT D

DISCLOSURE SCHEDULE

EXHIBIT E

FORM OF INDEMNIFICATION AGREEMENT

EXHIBIT F

FORM OF INVESTORS’ RIGHTS AGREEMENT

EXHIBIT G

FORM OF VOTING AGREEMENT

EXHIBIT H-1

FORM OF TRANSACTION VOTING AND SUPPORT AGREEMENT

EXHIBIT H-2

FORM OF HELIOS TRANSACTION VOTING AND SUPPORT AGREEMENT

EXHIBIT I

FORM OF HELIOS DISCLOSURE SCHEDULE

EXHIBIT J-1

FORM OF LOCK-UP AGREEMENT

EXHIBIT J-2

FORM OF HELIOS LOCK-UP AGREEMENT

EXHIBIT K-1

FORM OF VOTING PROXY IN FAVOR OF HELIOS CEO

EXHIBIT K-2

FORM OF VOTING PROXY IN FAVOR OF MOVIEPASS CEO